Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-283304) and related Prospectus of Evaxion Biotech A/S for the registration of American Depositary Shares representing ordinary shares and warrants and to the incorporation by reference therein of our report dated March 26, 2024, with respect to the consolidated financial statements of Evaxion Biotech A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab
Copenhagen, Denmark
December 17, 2024